CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.2 to Registration Statement No.333-145525 of our report dated September 25, 2007 (November 1, 2007 as to Note 4) relating to the balance sheet of Chimera Investment Corporation appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 2, 2007